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EXHIBIT 10.33       AMENDMENT OF CORPORATE EXECUTIVE EMPLOYMENT AGREEMENT WITH
                    SYDNEY J. ROSENBERG




November 14, 1994


Mr. Sydney J. Rosenberg
ABM Industries Incorporated
9831 West Pico Boulevard
Los Angeles  CA  90035

     RE:  AMENDMENT OF CORPORATE EXECUTIVE EMPLOYMENT AGREEMENT


Dear Sydney:

As you are aware, your Corporate Executive Employment Agreement ("Agreement") in effect for the fiscal year ending October 31, 1994 did not automatically renew pending further action by the Company's Executive Compensation Committee ("Committee") and Board of Directors. On October 25, 1994 the Board of Directors accepted the recommendations of the Committee, and it is the purpose of this letter to amend that Agreement effective November 1, 1994 in accordance with the Committee's recommendations as follows:

The name of the Company as set forth in the first paragraph of the Agreement shall be amended to: ABM Industries Incorporated.

Paragraph B. TITLE shall be amended in its entirety to read: Mr. Rosenberg's title shall be Chairman of the Board of Directors of ABM Industries Incorporated.

PARAGRAPH N. EXTENSION OF EMPLOYMENT shall be amended (except for its last sentence which shall remain unchanged) to read: "Absent at least ninety (90) days written notice of termination from either party to the other party prior to the expiration of the Initial Term or any Extended Term of the Agreement, employment hereunder shall continue for an Extended Term of three (3) years ("Extended Term") by which Executive and Company mean that all terms and conditions of this Agreement during the Extended Term shall remain in full force and effect except that the highest base Salary specified in Paragraph X1 shall be increased annually as provided in Paragraph X.1(b) each year during the Extended Term.

PARAGRAPH X.1   SALARY shall be amended in its entirety to read:

     "(a) Two Hundred Sixty-Five Thousand Five Hundred Dollars ($260,500.00) from 11/1/94 through 10/31/95.

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Mr. Sydney J. Rosenberg
November 14, 1994
Page Two


     (b) Effective 11/1/95 through 10/31/97, and for each year of an Extended Term of this Agreement, if any, the Salary in Paragraph X.1(a) will be adjusted upward annually to reflect the percentage increase change in the American Compensation Association ("ACA") Index for the Western Region ("ACA Index") with a six per cent (6%) maximum increase. The adjustment, if any, shall be based upon the projected ACA Index as published for the ACA fiscal year ending on the June 30th immediately preceding the effective date of the proposed increase hereunder. Notwithstanding the foregoing, there shall be no annual increase in Salary for any such year unless the Company's earnings per share ("EPS") for the fiscal year of the Company (commencing November 1 and ending October 31) ("Fiscal Year") then ending are equal to or greater than the Company's EPS for the previous Fiscal Year of the Company. There shall be no downward adjustment in salary in the event the ACA Index shows a decrease from the prior Fiscal Year.

          For example: for the Company's Fiscal Year commencing November 1, 1995, there would be no Salary increase unless the Company's EPS for the Fiscal Year of the Company ending October 31, 1995 equaled or exceeded the Company's EPS for Fiscal Year of the Company ending October 31, 1994;

PARAGRAPH X.2 BONUS Subparagraphs (c) through (e) remain unchanged; Introduction, and sub-paragraphs (a), (b) and (f) shall be amended to read:
"Subject to the provisions of Paragraph X.2(f) and further subject to proration in the event of modification or termination of employment hereunder, Executive shall be paid a bonus ("Bonus") based on the profit ("Profit") for each Fiscal Year or partial Fiscal Year of the Company of employment hereunder during the Initial Term and during the Extended Term, if any, of this Agreement.

     (a) Such Bonus for each Fiscal Year of the Company shall be 0.1120 per cent of the Company's annual Profit plus 1.7380 per cent of the amount of any increase in the Company's annual Profit over the previous Fiscal Year's Profit.

     (b) Profit is defined as the consolidated income before income taxes of Company, excluding: (1) gains or losses on sales or exchanges of real property or on sales or exchanges of all or substantially all of the stock or assets of a subsidiary corporation or any other business unit of Company, (2) gains or losses on the discontinuation of any business unit of Company and, (3) the discretionary portion of any contributions made to any profit sharing, service award or similar plans.

     (f) Notwithstanding the foregoing, no Bonus for any Fiscal Year of the Company shall be payable: (i) unless the Company's EPS for the Fiscal Year then ending is equal to or greater than 80% of the Company's EPS for the previous Fiscal Year of the Company and (ii) in no event unless the Company's EPS for any Fiscal Year of the Company is equal to or greater than 80% of the Company's EPS for Fiscal Year ending October 31, 1994.

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Mr. Sydney J. Rosenberg
November 14, 1994
Page Three



          For example: for the Company's Fiscal Year ending October 31,1996 there would be no Bonus payable unless: (x) the Company's EPS equals or exceeds 80% of the Company's EPS for the Company's Fiscal Year ending October 31, 1995; and (y) the Company's EPS for the Fiscal Year ending October 31, 1996 equals or exceeds 80% of the Company's EPS for the Fiscal Year of the Company ending October 31, 1994.

PARAGRAPH X.4(c) CONSULTANCY shall be amended in its entirety to read:

     (c) If Executive dies before receiving any or all payments to Executive of such Consulting Fees, all unpaid Consulting Fees shall be paid monthly to Executive's estate commencing with the month after death or with the month in which Executive would have reached Executive's sixty-fifth (65th) birthday, whichever is later.

In all other respects the Agreement, as previously amended, will remain unchanged.

Please sign all three (3) copies of this letter and return two (2) copies to Harry Kahn, Vice President and General Counsel, at the ABM Legal Department.

Salary and Bonus increases will not be processed until both signed copies are received by Harry Kahn.

Sincerely,




William W. Steele

WWS/dar
Encl.


I agree to the foregoing.




                                        Date:
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